EXHIBIT 99.1

Donegal Group Inc. Declares Quarterly Dividend

MARIETTA, Pa., Dec. 21, 2012 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) reported that on December 20, 2012 its board of directors declared a regular quarterly cash dividend of $.1225 per share of the Company's Class A common stock and $.11 per share of the Company's Class B common stock. The dividends are payable on February 15, 2013 to stockholders of record as of the close of business on February 1, 2013.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably over the past 25 years. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

CONTACT: For Further Information:
         Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com